Exhibit 17.1

[DiMuroGinsberg PC Letterhead]

May 12, 2005

Sent via Fax (202-857-1737)
and 1st Class Mail
Robert Plotkin, Esq.
MCGUIREWOODS LLP
Washington Square
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036

Re:	Edward G. Newman
Response to Current Report on Form 8-K

Dear Mr. Plotkin:

     Please be advised that on May 9, 2005, our client received the enclosed letter with the same date from Bruce Hayden of Xybernaut Corporation. Despite our prior objection with dealing with Mr. Hayden directly, he has chosen, once again, to send notice directly to Mr. Newman without either going through us or providing us a copy of such correspondence. Please note our continuing objections to communications directed to Mr. Newman while he remains represented by our office.

     We ask that the following response be submitted to the Form 8-K statements.

     Mr. Newman previously expressed his concern to Xybernaut’s Board of Directors over the manner in which the Audit Committee managed the actual conduct of the investigation by “independent” counsel, as well as the general financial oversight of the company since the hiring of the current CFO. He did not then, and does not now, agree with the findings or statements associated with the findings as asserted in the Form 8-K filing. Mr. Newman denies committing any wrongdoings as alleged by the Audit Committee and further states that he never been given an opportunity, despite his request, to officially respond to the allegations before his dismissal. Under advice of counsel, however, Mr. Newman will not now respond in detail to those allegations and, instead, looks forward to vindicating his rights in the appropriate forum and at the appropriate time. His resignation from the Board of Directors should not be construed as an acceptance of any such findings by the Audit Committee, but instead reflects his concession that he would have no meaningful voice on the Board as currently constituted.

Robert Plotkin, Esq.
May 11, 2005

     This concludes Mr. Newman’s response at this time.

Very truly yours,

/s/ John M. Tran

John M. Tran

Enclosure

cc: Edward G. Newman

[Xybernaut Corporation Letterhead]

May 9, 2005

VIA FEDERAL EXPRESS

Edward G. Newman
8515 Hampton Way
Fairfax Station, VA 22039

     Re:      Current Report on Form 8-K

Dear Mr. Newman:

     Enclosed please find a copy of Xybernaut Corporation’s (the “Company”) Current Report on Form 8-K dated May 3, 2005 (the “Form 8-K”) that was filed today with the U.S. Securities and Exchange Commission. Pursuant to Item 5.02 of the Form 8-K, the Company is required to provide you with a copy of the Form 8-K and offer you the opportunity to, as promptly as possible with a letter addressed to the Company, state whether you agree with the statements made by the Company in the Form 8-K and, if not, state the respects in which you do not agree.

     Please feel free to contact me at (703) 631-6925 if you have any questions.

Very Truly Yours,
/s/ Bruce C. Hayden
Bruce C. Hayden
Senior Vice President and Chief Financial Officer

Enclosure

cc:	John M. Tran, Esq.
David H. Pankey, Esq.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 3, 2005

XYBERNAUT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-15086 (Commission File Number)	54-1799851 (I.R.S. Employer Identification Number)

12701 FAIR LAKES CIRCLE, FAIRFAX, VIRGINIA, 22033
(Address of Principal Executive Offices) (Zip Code)

(703) 631-6925
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

As previously disclosed in Xybernaut Corporation’s (the “Company”) Form 8-K, dated April 14, 2005 and filed April 20, 2005, the Company announced the completion of its Audit Committee investigation into allegations of certain improper business practices at the Company. The Company reported that in response to the Audit Committee investigation, the Board of Directors requested the resignations of Edward G. and Steven A. Newman as Directors of the Company.

On May 3, 2005, the Company received a letter from Steven Newman’s attorney announcing Steven Newman’s resignation as a Director of the Company as of May 3, 2005.

On May 4, 2005, the Company received a letter from Edward Newman’s attorney announcing Edward Newman’s resignation as a Director of the Company as of May 4, 2005.

The Company has previously reported that based on the Audit Committee investigation, Edward Newman improperly used substantial Company funds for personal expenses and failed to properly substantiate expenses charged to the Company. In addition, the investigation report indicated that members of Edward Newman’s family were hired in direct violation of the Company’s anti-nepotism policy and the employment of such family members was not disclosed in SEC filings as required by SEC disclosure regulations. Additionally, the investigation report indicated that there were violations of the Company’s disclosure and internal controls. The Audit Committee determined that both Edward Newman and Steven Newman affirmatively impeded the Audit Committee’s investigation in material respects.

The Company provided a copy of this Form 8-K to each of Edward and Steven Newman and have asked that each provide the Company a letter stating whether or not he agrees with the statements made by the Company in this Form 8-K. Any response received by the Company from either Edward or Steven Newman will be filed as an amendment to this Form 8-K.

ITEM 8.01 OTHER EVENTS

On May 9, 2005, the Company issued a press release relating to, among other things, certain information contained in item 5.02 of this Form 8-K, a copy of which is filed as Exhibit 99.1 to this Form 8-K.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

17.1 Letter from Steven Newman’s attorney regarding his resignation

17.2 Letter from Edward Newman’s attorney regarding his resignation

99.1 Press Release of the Company, dated May 9, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XYBERNAUT CORPORATION
	By:	/s/ Bruce C. Hayden

Dated: May 9, 2005		Bruce C. Hayden Senior Vice President and Chief Financial Officer

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